Exhibit 10.3

August 18, 2009

X-Rite, Incorporated

4300 44th Street SE

Grand Rapids Michigan 49512 USA

Attention: Thomas J. Vacchiano Jr., Chief Executive Officer

Re:	Exchange Agreement, dated as of August 18, 2009 (the “Exchange Agreement”), among OEPX, LLC, a Delaware limited liability company, Sagard Capital Partners, L.P., a Delaware limited partnership, Tinicum Capital Partners II, L.P., a Delaware limited partnership, Tinicum Capital Partners II Parallel Fund, L.P., a Delaware limited partnership, and Tinicum Capital Partners II Executive Fund, L.L.C., a Delaware limited liability company.

Ladies and Gentlemen:

Pursuant to the Exchange Agreement and as an inducement to the Company entering into the Exchange Agreement, the undersigned agrees that at the Shareholders’ Meeting, the undersigned will (i) appear, in person or by proxy, or otherwise cause all shares of Common Stock owned by the undersigned at such time and that the undersigned is entitled to vote (or cause to be voted) at the time of such vote to be counted as present for purposes of determining a quorum and (ii) vote, or instruct to be voted (including by written consent, if applicable), all such shares of Common Stock in favor of the Shareholder Proposal. Capitalized terms not otherwise defined in this letter agreement will have the meanings set forth in the Exchange Agreement.

This letter agreement may not be amended other than by a written instrument executed by the undersigned and the Company. This letter agreement represents the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter. This letter agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. Facsimile signatures will, for all purposes of this letter agreement, be deemed to be originals and will be enforceable as such.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. The parties agree that irreparable damage would occur in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

[Remainder of page intentionally left blank]

Very truly yours, OPEX, LLC

By:	/s/ Colin M. Farmer
Name:	Colin M. Farmer
Title:	Authorized Signatory

Accepted and agreed as of the date first set forth above:

X-RITE, INCORPORATED

By:	/s/ Thomas J. Vacchiano Jr.
Name:	Thomas J. Vacchiano Jr.
Title:	Chief Executive Officer